Exhibit 99.2

TRLG Q4 Management Commentary 2010

February 24, 2011

Consolidated Results

Fourth quarter 2010 net sales increased 19.5% to $110.9 million, up from $92.8 million in the fourth quarter of 2009. The U.S. Consumer Direct segment continued to drive the overall net sales growth, increasing 38.4%. Same-store sales increased 7.2%. Q4 2009’s same-store sales increased 25%. U.S. Wholesale net sales declined by 10.9% to $28.1 million. International net sales increased by 29.2% to $18.9 million in the fourth quarter, with the increases coming from markets in which we invested directly during the year.

Gross profit for the quarter was $69.8 million, or 62.9% of net sales, versus 63.2% of net sales in the fourth quarter of 2009. The U.S. Consumer Direct segment’s sales increase produced a favorable mix shift on the gross margin rate; however this was offset by a mix shift toward lower margin sportswear styles and increased sales discounts to U.S. Wholesale customers recorded in the quarter.

Selling, general and administrative (SG&A) expenses increased by $8.7 million to $43.6 million in the quarter. The SG&A increases were focused in the Direct to Consumer and International segments. The Direct to Consumer segment’s increase consisted primarily of costs associated with the 24 stores opened during 2010. Net sales in the Direct to Consumer segment grew at a higher rate than the increase in SG&A. The International segment’s SG&A increase consisted primarily of investments to set up direct wholesale sales in Asia and Europe, including the joint venture in Germany, and the establishment of regional offices in Asia Pacific and Europe in the past year. The U.S. Wholesale segment’s SG&A expense and SG&A rate were down slightly. Core Services SG&A was $14.4 million versus $15.8 million a year ago. Total SG&A as a percentage of net sales was 39.3% compared to 37.5% in the fourth quarter of 2009.

Operating income for the quarter was $26.2 million, or 23.6% of net sales, compared to $23.9 million, or 25.7% of net sales in the prior year period. Operating income increased for the Direct to Consumer segment, offset by declines in the U.S. Wholesale and International segments.

The effective tax rate for the fourth quarter of 2010 was 40.0%, compared to 38.9% in the fourth quarter of 2009. The 2010 effective tax rate increased due to a decrease in the value of deferred state income tax assets, which is linked to an upcoming change in California income tax apportionment factors.

Net income for the 2010 fourth quarter was $15.8 million, or $0.63 per diluted share, based on weighted average shares outstanding of 25.1 million shares, compared to net income of $14.6 million, or $0.59 per diluted share, based on weighted average shares outstanding of 24.8 million shares in the fourth quarter of 2009.

For the year ended December 31, 2010, net sales increased 16.9% to $363.7 million. U.S. Direct to Consumer same-store sales for the year increased 9.6%, and the Direct to Consumer segment’s sales accounted for 52% of overall sales and 50% of operating income before deduction for Core Services. The International segment’s net sales increased 18.3% for the year. The U.S. Wholesale segment’s net sales decreased 14.9% in 2010 as compared to 2009. Excluding separation costs associated with the termination of the Company’s former president, adjusted net income was $46.2 million, or $1.86 per diluted share as compared to $47.3 million, or $1.92 per diluted share for 2009. The Company has provided a ‘Reconciliation of GAAP to Adjusted Results’ in its fourth quarter 2010 earnings release (separately filed with the SEC on Form 8- K).

Balance Sheet

The Company ended the year with $153.8 million in cash and cash equivalents compared to $105.5 million as of December 31, 2009. The Company continues to carry no debt and expects to fund growth from internally generated cash reserves and current operations. Accounts receivable at the end of fourth quarter was $27.9 million, an increase of $0.7 million from $27.2 million as of December 31, 2009.

Inventories at the end of the quarter were $41.7 million, an increase of 20.8% from the end of 2009. A majority of the year-over-year inventory increase is attributed to the U.S. Consumer Direct segment. This segment’s retail space increased by 35.7% in the past year. On a per square foot basis, retail inventory, which includes the segment’s replenishment merchandise stored at our distribution center, increased 1.0%. The remaining inventory increase was attributed to the International segment, including the inventory at the German joint venture that was formed in the third quarter of 2010 and the four international branded retail stores opened in 2010.

Segment Overview

U.S. Consumer Direct net sales in the fourth quarter of 2010 increased 38.4% to $62.5 million. The increase in U.S. Consumer Direct net sales was due primarily to the increase in the number of stores operated during the fourth quarter this year. Same-store sales, which included 70 stores that were open for at least 12 months, increased 7.2%.

The Company opened five stores in the fourth quarter of 2010, bringing the total store count to 94 stores as of December 31, 2010, compared to 70 at the end of the fourth quarter of 2009. The store count was comprised of 67 full-price stores and 27 outlets.

The weighted average retail square footage for the fourth quarter was 174,600 square feet compared to 127,900 square feet for the fourth quarter of 2009. At the end of the quarter, the total retail square footage was 178,000 square feet. A recap of the stores opened from October 1, 2010 to December 31, 2010 is attached to this commentary.

The average selling price (ASP) in the full price stores decreased from $182 to $168. This decrease was driven by the increase in the mix of sportswear sales. Sportswear sales made up 30% of the U.S. Consumer Direct sales in 2010, an increase from 24% in 2009. The ASP of jeans was $250 in 2010 and $253 in 2009.

Fourth quarter operating income within the U.S. Consumer Direct segment increased by 34.5% to $23.4 million. The Consumer Direct segment’s operating margin decreased to 37.5% in the fourth quarter of 2010 from 38.6% in the fourth quarter of 2009, primarily due to a decline in gross margin from 73.4% in 2009 to 71.4% in 2010. This decrease in gross margin was primarily due to an increase in lower margin sportswear net sales as a percentage of the total segment’s net sales. As a percentage of U.S. Consumer Direct net sales, SG&A declined by 100 bps to 33.9% as the same-store sales increase produced leverage on fixed costs. The four-wall operating margin for Company stores was 40.4% in fourth quarter 2010 vs. 41.8% in fourth quarter 2009.

U.S. Wholesale net sales for the quarter declined by 10.9% to $28.1 million. The decrease in U.S. Wholesale segment’s net sales was driven primarily by the net sales decrease in women’s denim in the Major Department Store channel. The women’s premium denim category overall continues to be soft in this channel and stores have shifted floor space and inventory dollars to other categories. Sales to the Off-Price channel were increased in order to achieve year-end inventory targets and clear old stock. Sales to the Specialty channel increased in the quarter driven by the efforts of the in-house sales team, implemented in 2010.

The U.S. Wholesale segment’s operating margin was 42.7% in the fourth quarter of 2010, down 280 bps from 45.5% in the fourth quarter 2009. The year over year decrease was primarily due to the segment’s gross margin decline, which was linked to additional discounts offered to spur incremental sales and to a timing shift for discounts given to major department store accounts. SG&A as a percentage of sales was 5.2%, a slight improvement over the same period last year.

International net sales increased 29.2% to $18.9 million from $14.6 million in the fourth quarter of 2009. Net sales in Germany linked to the newly formed joint venture accounted for roughly half of the increase. Korea and the United Kingdom were other major contributors to the net sales increase.

The International segment’s operating margin decreased to 20.0% from 43.6% in fourth quarter 2009, due primarily to additional SG&A spending associated with the Company’s international infrastructure build. Gross margin contracted by 50 basis points to 54.5% in fourth quarter 2010 due to discounts associated with new distributors. The segment’s SG&A increased to $6.5 million from $1.7 million and was 34.5% of sales versus 11.4% of sales in the fourth quarter of 2009 – accounting for most of the segment’s operating margin decline. This increase includes new wholesale sales operations in Germany, Hong Kong and Korea, new retail stores in Tokyo, Toronto, London and Cologne, Germany, a regional office in Hong Kong, and start-up costs for the EMEA regional office in Switzerland. The EMEA regional office start-up costs include $0.7 million in professional fees for international supply chain planning.

Reclassification of Previously Reported Segment SG&A Expense and Operating Income

Effective the fourth quarter of fiscal year 2010, the Company made changes to its business segments to more closely align them with how management reviews and monitors the performance of its operating segments. As such, the Company has reclassified certain SG&A expenses previously presented in the U.S. Wholesale segment to Core Services in order to conform to the revised presentation. Total SG&A expenses and total operating income was not changed as a result of these reclassifications. Please refer to Form 8-K filed concurrently with this management commentary for the presentation of segment SG&A expenses and operating income as previously reported and as reclassified for prior periods of fiscal 2010, 2009 and 2008.

True Religion Brand Jeans - Retail stores opened from October 1, 2010 through December 31, 2010

US Stores

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
1	Gilroy Premium Outlets	Gilroy	California	10/07/10	3,008	Outlet
2	Forum Shops	Las Vegas	Nevada	10/28/10	1,064	Branded Retail
3	Valencia Town Center	Valencia	California	11/11/10	1,800	Branded Retail
4	Allen Premium Outlets	Allen	Texas	11/11/10	2,500	Outlet
5	Dolphin Mall	Miami	Florida	11/18/10	1,749	Outlet

International Stores

1	Yorkdale Shopping Centre	Toronto	Ontario, Canada	10/07/10	1,421	Branded Retail